EXHIBIT 99.1
April 29, 2011
To the Limited Partners of Cronos Global Income Fund XVI, L.P.:
Capitalizing on the recovery in global trade during 2010, Cronos Global Income Fund XVI, L.P. (“The Partnership”) was able to deliver strong results over the course of the year. Net income per Limited Partner Unit increased 532% compared to the prior year, as improved market dynamics resulted in increased utilization for the Partnership’s fleet. The combination of high utilization and growing demand for container equipment enabled the Partnership to extend leases at attractive rates, while taking advantage of a market favorable to the disposition of equipment. These market dynamics have continued into the first quarter of 2011, with utilization rates over 97% through March 2011.
The Partnership has entered into its 16th year of operations and is continuing its liquidation phase. At December 31, 2010, approximately 48% of the original equipment remained in the Partnership’s fleet, compared to 57% at the end of 2009. As the fleet ages, disposal revenues will continue to be a key profit driver during the remaining life of the Partnership. The disposal market remained strong in 2010, allowing the Partnership to realize a 104% increase in gains on the disposal of container equipment when compared to the prior year.
The General Partner will take several factors into consideration when examining options for the timing of terminating the Partnership, including the level of gross lease revenue generated by the diminishing fleet and the direct operating expenses relative to this revenue, projected disposal proceeds and any foreseeable changes in other general and administrative expenses. During the first half of 2011, Cronos Capital Corp., as General Partner, may distribute a request for proposal (“RFP”) to prospective third-party container buyers. A RFP would seek to determine the interest such parties may have in purchasing the remaining containers owned by the Partnership. The General Partner will not make a decision relating to the final liquidation of the Partnership until any such proposals have been received and fully evaluated.
We enclose the Partnership’s 10-K Annual Report for 2010 and encourage you to review it fully.
Sincerely,
Peter J. Younger
President and Chief Executive Officer
Cronos Capital Corp.
The General Partner
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this letter regarding Cronos Global Income Fund XVI, L.P.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions, and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Fund’s Annual Report on Form 10-K that is included with this letter. (Because the Fund is a limited partnership, the Fund is not entitled to rely upon the safe harbor provision for forward-looking statements relating to the operations of the Fund under Section 21E of the Securities Exchange Act of 1934.)
Our views, estimates, plans and outlook as described in this letter may change subsequent to the date of this letter. Except as required by applicable law, we are under no obligation to modify or update any or all of the statements made herein despite any subsequent changes we may make in our views, estimates, plans or outlook for the future.